Exhibit 99.1

FOR IMMEDIATE RELEASE

AVIS BUDGET GROUP SENDS LETTER TO DOLLAR THRIFTY AUTOMOTIVE GROUP

REGARDING PROPOSED TRANSACTION WITH HERTZ GLOBAL HOLDINGS

PARSIPPANY, N.J. (May 3, 2010) — Avis Budget Group, Inc. (NYSE: CAR) today sent a letter to the Board of Directors of Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) regarding Dollar Thrifty’s proposed transaction with Hertz Global Holdings, Inc. (NYSE: HTZ).

Citigroup is acting as financial advisor to Avis Budget Group and Kirkland & Ellis LLP is acting as legal counsel.

Below is the full text of the letter that Avis Budget sent to Dollar Thrifty’s Chairman, Thomas P. Capo, and President and Chief Executive Officer, Scott L. Thompson.

May 3, 2010

Thomas P. Capo, Chairman, and

Scott L. Thompson, President and Chief Executive Officer

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, OK 74135

Dear Scott and Tom,

I was very surprised by your April 26 announcement that you had signed a definitive agreement to be acquired by Hertz for approximately $41 per share, of which only about $34 is being funded by Hertz itself. This is particularly true given that, on April 19, a mere week before the Hertz announcement, Scott and I agreed to meet for dinner on April 28 to discuss a transaction between our companies, which you cancelled after the Hertz announcement.

As you know, we at Avis Budget have on several occasions in the past expressed interest in entering into a transaction with Dollar Thrifty, yet at no stage over the last several months did you or your financial advisor engage us in any discussions about a transaction or offer to provide us with information so that we might submit a bid. I spoke with your financial advisor in early April to reiterate our interest in a potential transaction between our companies and to try to arrange a meeting, yet neither they nor you engaged us in any substantive discussions or communicated your interest in Dollar Thrifty being acquired in the near term. It is hard to understand how your failure to engage in discussions with an interested strategic buyer, who you know also would be able to achieve significant synergies as a result of a combination, can be consistent with the fiduciary duties that you and your board carry to seek the best possible deal for your shareholders.

This failure is all the more surprising given that, at the time you signed a definitive agreement to be acquired at virtually no premium, you clearly had knowledge that published earnings estimates for Dollar Thrifty were well below the updated guidance that you were going to provide as part of your first-quarter earnings announcement after the signing. Given that the Hertz offer is primarily cash, your shareholders, in addition to being offered virtually no premium to a stock price that did not reflect favorable non-public information, would have little opportunity to participate in the substantial upside associated with your improving results, the combination-related synergies or the substantial upside we all see as the industry recovers from its recent lows.

Now that we and our advisors have had access to the terms of the merger agreement, we are astonished that you have compounded these shortcomings by agreeing to aggressive lock-up provisions, such as unlimited recurring matching rights plus an unusually high break-up fee (more than 5.25% of the true transaction value, as described by your own financial advisor), as a deterrent to competing bids that could only serve to increase the value being offered to your shareholders. Given the complete failure to conduct a pre-signing market-check of the virtually no-premium deal with Hertz, such preclusive defensive measures are clearly not supportable in this situation.

We would like to make a substantially higher offer to acquire Dollar Thrifty, especially in light of your recent performance and the potential synergies associated with an acquisition of Dollar Thrifty by Avis Budget. We are confident that the antitrust analysis and clearance timetable for an Avis/Dollar Thrifty transaction are comparable to those associated with a Hertz/Dollar Thrifty transaction. We request access to legal, financial and business due diligence information relating to Dollar Thrifty, including access to management, so that we can formulate and submit such an offer. In that regard, we would be prepared to sign an appropriate non-disclosure agreement. We also request that the egregious provisions of the merger agreement be eliminated so that a level playing field can be created.

We look forward to the opportunity to engage in productive discussions with the board of directors of Dollar Thrifty to allow its shareholders the opportunity they deserve to realize the full value of their investments in Dollar Thrifty.

Sincerely,

/s/ Ronald L. Nelson

Ronald L. Nelson

Chairman and Chief Executive Officer

Avis Budget Group, Inc.

cc:	Board of Directors of Dollar Thrifty Automotive Group, Inc.

About Avis Budget Group

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 22,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, risks relating to a possible transaction involving Dollar Thrifty Automotive Group, Inc. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2009 including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

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Media Contacts:

John Barrows 973.496.7865 PR@avisbudget.com	Joele Frank, Wilkinson Brimmer Katcher Joele Frank / Andrew Siegel / Ed Trissel 212.355.4449

Investor Contacts:

Neal Goldner 973.496.5086 IR@avisbudget.com	MacKenzie Partners Dan Burch 800.322.2885